Exhibit 5.1

Union Trust Building 501 Grant Street, Suite 200 Pittsburgh, PA 15219-4413 T 412 562 8800 F 412 562 1041 www.bipc.com

November 6, 2025

Smith Micro Software, Inc.
5800 Corporate Drive
Pittsburgh, PA 15237

Ladies and Gentlemen:

We have acted as counsel to Smith Micro Software, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the offering by the Company of 1,714,373 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which Shares, are registered under the Registration Statement on Form S-3 (File No. 333-287029), filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2025, under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC on May 16, 2025 (the “Registration Statement”).

The Shares are to be sold by the Company pursuant to a Securities Purchase Agreement dated November 5, 2025 (the “RDO Purchase Agreement”), entered into by and among the Company and the purchasers named therein, a copy of which has been filed as an exhibit to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

As counsel, in connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including (i) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; (ii) the base prospectus, dated May 16, 2025, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated November 5, 2025, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (iii) the organizational documents of the Company, including the Company’s Amended and Restated Certificate of Incorporation, as amended and as currently in effect, and the Company’s Amended and Restated Bylaws, as amended and currently in effect; (iv) minutes and records of the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Shares; and (v) the RDO Purchase Agreement. We have also reviewed such other documents and made such other investigations as we have deemed appropriate.

With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of all such documents provided to us by the Company. As to any facts material to the opinions expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Company and of its officers, directors and other representatives. We have assumed the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed that the Company will continue to be presently subsisting in good standing, and will continue to have the requisite legal status and legal capacity, under the laws of the State of Delaware, and that the Company has complied and will comply with all aspects of applicable laws of jurisdictions other than the United States of America in connection with the transactions contemplated by the Registration Statement.

Based upon the foregoing and in reliance thereon, and subject to the other matters set forth herein, it is our opinion that (i) the Shares have been duly authorized and, following issuance and delivery against payment therefor in accordance with the terms of the RDO Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the laws of the State of Delaware applicable to business corporations (including reported cases under applicable statutory provisions) and the federal law of the United States of America. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. Without limiting the generality of the foregoing, we express no opinion with respect to compliance by the Company with federal securities laws or the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction, including with respect to antifraud laws relating to the sale of securities.

This opinion is rendered as of the date first written above, based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, Buchanan Ingersoll & Rooney PC

By:	/s/ Jennifer R. Minter
Jennifer R. Minter, Vice President – Opinions